UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 9, 2008

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2nd Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

        On May 9, 2008, Westmoreland Coal Company reported its first quarter 2008 financial results. Operating income for the quarter ended March 31, 2008, was $2.3 million compared to operating income of $12.1 million for the quarter ended March 31, 2007. Operating income was negatively impacted during the first quarter 2008 by a $0.6 million restructuring charge, while the first quarter 2007 was favorably impacted by a $5.8 million gain on our Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by $0.8 million of expense from the Absaloka mining contract buyout.

        Net loss applicable to common shareholders was $11.5 million (($1.21) per basic and diluted common share) for the quarter ended March 31, 2008, compared to net income of $7.4 million ($0.79 per diluted common share) for the quarter ended March 31, 2007. Net income was negatively impacted during first quarter 2008 by $7.7 million of interest expense attributable to the beneficial conversion feature of our new convertible notes, a $1.3 million loss on extinguishment of debt resulting from our ROVA debt refinancing, and a $0.6 million restructuring charge. Net income was favorably impacted during first quarter 2007 by a $5.8 million gain plus $0.6 million of interest income from the Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by $0.8 million of expense from the Absaloka mining contract buyout.

        On May 9, 2008, the Company issued a press release announcing its financial results for the first quarter 2008. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 - Press release dated May 9, 2008

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: May 12, 2008	By: /s/ Kevin A. Paprzycki
Kevin A. Paprzycki
Chief Financial Officer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 9, 2008